Exhibit 10.10

AMENDMENT

The Mead Corporation Restricted Stock Plan

The following resolution was adopted by the Board of Directors of MeadWestvaco Corporation on January 23, 2007:

FURTHER RESOLVED, that The Mead Corporation Restricted Stock Plan shall be revised by amending Article IV. Section 1, Adjustments Upon Changes in Capitalization, to read as follows:

“Upon any change in the outstanding Shares by virtue of a share dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar change, the number of Restricted Shares which may be granted under the Plan (or the class of shares which may be granted as Restricted Shares) shall be adjusted on an equitable basis by the Committee. Unless the Committee shall otherwise determine, any securities and other property received by a Participant in connection with or as a result of any such change with respect to Restricted Shares (excluding dividends paid in cash) shall be subject to the restrictions then applicable to Restricted Shares under the Plan (including forfeiture), and shall be deposited promptly with the Company to be held in custody until the restrictions cease to apply to the Restricted Shares to which such securities or other property relates.

Notwithstanding the foregoing, however, in the event any rights to purchase Shares are issued pursuant to the Company’s Shareholder Rights Plan (or any successor plan) with respect to Restricted Shares, such rights shall cease to be subject to the restrictions applicable to the underlying Restricted Shares at such time, if any, as such rights become exercisable.”